Exhibit 16.1

October 21, 2008

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Re: Baywood International, Inc.

Gentlemen:

We have read the statements made by Baywood International, Inc. (the “Company”) pursuant to Item 4.01 of its Current Report on Form 8-K, to be filed by the Company on October 22, 2008. We agree with the statements concerning our firm contained in the first, second, third and sixth paragraph under Item 4.01 of such Form 8-K.

We have no basis to agree or disagree with the Company’s comments contained in the fourth or fifth paragraphs under Item 4.01 in the Form 8-K.

Very Truly Yours,

/s/ Malone & Bailey, PC

Malone & Bailey PC

www.malone-bailey.com

Houston, Texas